Exhibit 99.1

NOTICE OF CONVERSION OF COMMON SHARES

TO:	ODYSSEY TRUST COMPANY (the “Transfer Agent”)
702 – 67 Yonge Street Toronto, Ontario M5E 1J8

CC:	CANOPY GROWTH CORPORATION (the “Corporation”)
1 Hershey Drive
Smiths Falls, Ontario K7A 0A8 Email: contracts@canopygrowth.com

The undersigned hereby gives notice to the Transfer Agent of such person’s desire to convert the 6,699,925 common shares in the capital of the Corporation (“Common Shares”) registered in such person’s name into non-voting exchangeable shares in the capital of the Corporation (“Exchangeable Shares”) in accordance with the provisions attaching to the Common Shares and tenders herewith such Common Shares.

The undersigned acknowledges that before transferring the Exchangeable Shares, the undersigned shall be required to certify to the Corporation that the undersigned reasonably believes that the transfer is occurring in compliance with the Canadian take-over bid requirements as though the Exchangeable Shares were voting securities or equity securities of the Corporation in the form attached hereto as Schedule “A”.

The undersigned hereby acknowledges that the undersigned is aware that the Exchangeable Shares received on conversion may be subject to restrictions on resale under applicable securities legislation.

The undersigned hereby irrevocably directs that any said Exchangeable Shares be issued, registered and delivered as follows:

Name(s) in Full	Address(es)	Number
Greenstar Canada Investment Limited Partnership	Bentall Four, 1055 Dunsmuir St Suite 3000, Vancouver, BC V7X 1K8	6,699,925

Please print full name in which the Exchangeable Shares are to be issued.

DATED as of the 18th day of April, 2024.

GREENSTAR CANADA INVESTMENT LIMITED PARTNERSHIP, by its general partner, GREENSTAR CANADA INVESTMENT CORPORATION

By:	/s/ Kenneth Metz
Name: Kenneth Metz
Title: President